Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (333-126054, 333-46936 and 333-79643) of Nautilus, Inc. of our report dated June 22, 2012, with respect to the statement of net assets available for benefits of Nautilus, Inc. 401(k) Savings Plan as of December 31, 2011 and 2010, and the related statement of changes in net assets available for benefits for the years then ended, and the supplemental schedule - schedule H, line 4i - schedule of assets (held at end of year) as of December 31, 2011, which report appears in the December 31, 2011 annual report on Form 11-K for the Nautilus, Inc. 401(k) Savings Plan.

/s/ Perkins & Company, P.C.
Portland, Oregon
June 22, 2012